CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-1 No. 333-220363), and (Form S-8 Nos. 333-108979, 333-166638, 333-180735, and 333-183911) of our report dated March 28, 2018, relating to the 2017 consolidated financial statements of U.S. Energy Corp., appearing in this Annual Report (Form 10-K) for the year ended December 31, 2018.

/s/ Moss Adams LLP

Denver, Colorado
September 16, 2019